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                                                                   Exhibit 23.1
                          Independent Auditor's Consent


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Maverick Tube Corporation of our report dated October 28, 1998, and of the reference to our firm under the caption "Historical Financial Information", both included in the 1998 Annual Report to Stockholders of Maverick Tube Corporation.

Our audits also included the financial statement schedule of Maverick Tube Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-56568) of Maverick Tube Corporation and in the related Prospectus and in the Registration Statements (Form S-8 No. 33-89526 and Form S-8 No. 333-52621) pertaining to the Maverick Tube Corporation Amended and Restated 1990 Stock Option Plan, the Maverick Tube Corporation 1994 Stock Option Plan, and the Maverick Tube Corporation Director Stock Option Plan of Maverick Tube Corporation of our reports dated October 28, 1998, with respect to the consolidated financial statements and schedule of Maverick Tube Corporation included and incorporated by reference in this Annual Report (Form 10-K) for the year ended September 30, 1998.

/s/ Ernst & Young

St. Louis, Missouri
December 9, 1998